Exhibit 10.6

JOHNSON CONTROLS INTERNATIONAL PLC
SEVERANCE AND CHANGE IN CONTROL POLICY FOR OFFICERS
Amended and Restated Effective September 10, 2025

i

Section 11.08 Heirs, Assigns, and Personal Representatives	28
Section 11.09 Headings and Captions	28
Section 11.10 Gender and Number	28
Section 11.11 Unfunded Policy	28
Section 11.12 Payments to Incompetent Persons	28
Section 11.13 Lost Payees	28
Section 11.14 Controlling Law	28

ARTICLE I

PURPOSE AND TERM

Section 1.01 Purpose of the Policy. The purpose of the Policy is to provide Eligible Employees with certain compensation and benefits as set forth in the Policy in the event the Eligible Employee’s employment with the Company or a Subsidiary is terminated or in the event of a Change in Control.

The benefits provided in connection with a Change in Control are intended to assure that the Company will have the continued dedication of the Eligible Employee, notwithstanding the possibility, threat or occurrence of a Change in Control. The Board believes it is imperative to diminish the inevitable distraction of the Eligible Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Eligible Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Eligible Employee with compensation and benefits arrangements for a limited period following a Change in Control which ensure that the compensation and benefits expectations of the Eligible Employee will be satisfied and which are competitive with those of other corporations.

The Policy is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of ERISA Section 3(2). Rather, the severance provisions of this Policy are intended to be a “welfare benefit plan” within the meaning of ERISA Section 3(1) and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, section 2510.3-2(b). Accordingly, the Severance Benefits paid by the Policy are not deferred compensation and no employee shall have a vested right to such benefits.

Section 1.02 Term of the Policy. The Policy shall continue until terminated pursuant to Article VIII of the Policy.

ARTICLE II

DEFINITIONS

Section 2.01 “Annual Bonus Target Amount” shall mean 100% of the Participant’s target annual bonus; provided that if the Participant’s target annual bonus for the year has not yet been established as of the date of his or her Separation from Service, then the target annual bonus in effect for the immediately preceding year shall apply.

Section 2.02 “Average Bonus Amount” shall mean the average annual cash bonuses paid or payable, including any amount that would have been paid or have been payable were it not for a mandatory or voluntary deferral of such amount, to a Participant by the Employer in respect of the three fiscal years (or the actual length of the Participant’s employment if less than three fiscal years) immediately preceding the fiscal year in which the Change in Control occurs. If a Participant was not employed by the Employer for each of the full three fiscal years, then the Participant’s annual cash bonus paid with respect to a partial year shall be annualized for purposes of determining his or her Average Bonus Amount.

Section 2.03 “Base Salary” shall mean the annual base salary in effect as of the Participant’s Separation from Service Date (determined prior to any reduction thereof if such reduction was the basis for the Participant’s Good Reason Resignation).

Section 2.04 “Board” shall mean the Board of Directors of the Company, or any successor thereto, or a committee thereof specifically designated for purposes of making determinations hereunder.

Section 2.05 “Cause” shall mean, with respect to an Employee, the Plan Administrator’s determination, made in good faith, that the Employee has committed any of the following: (i) a violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the Company or an affiliate, or the Company’s or an affiliate’s code of ethics or other policy governing the Employee’s conduct, as then in effect; (ii) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or an affiliate, or the Employee’s refusal to perform the duties and responsibilities of the Employee’s job; (iii) any conduct that does, or is reasonably likely to, bring the Company or an affiliate negative publicity or cause financial or reputational harm to the Company or an affiliate; (iv) commission of an act of dishonesty or disloyalty involving the Company or an affiliate, including but not limited to theft of Company or affiliate property; (v) violation of any federal, state or local law in connection with the Employee’s employment or service; (vi) breach of any fiduciary duty to the Company or an affiliate; (vii) embezzlement, misappropriation or fraud, whether or not related to the Employee’s employment or service; or (viii) the Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude.

Section 2.06 “Change in Control” shall have the meaning given in the Company’s 2021 Equity and Incentive Plan (or any successor or replacement plan thereto as in effect from time to time).

Section 2.07 “Change in Control Termination” shall mean a Participant’s Involuntary Termination or Good Reason Resignation that occurs during the period beginning sixty (60) days prior to the date of a Change in Control and ending two (2) years after the date of such Change in Control; provided that if the termination occurs prior to the Change in Control then the Eligible Employee must reasonably demonstrate that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or anticipation of the Change in Control. Notwithstanding anything herein to the contrary, Employees who become Eligible Employees within the two (2) year period after a specific Change in Control shall not be eligible for a Change in Control Termination with respect to such Change in Control.

Section 2.08 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations and rulings promulgated thereunder.

Section 2.09 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder.

Section 2.10 “Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Policy in accordance with its terms. The Committee may delegate its authority under the Policy to an individual or another committee.

Section 2.11 “Company” shall mean Johnson Controls International plc. Unless it is otherwise clear from the context, Company shall generally include participating Subsidiaries.

Section 2.12 “Covered Termination” shall mean a Participant’s Involuntary Termination that does not constitute a Change in Control Termination.

Section 2.13 “Eligible Employee” shall mean an Employee who is employed as an officer (whether or not elected by the Board) of Johnson Controls International plc and who does not have in effect an individual employment or severance agreement with the Employer. If there is any question as to whether an Employee is deemed an Eligible Employee for purposes of the Policy, the Plan Administrator shall make the determination. Notwithstanding the foregoing, the Plan Administrator may designate in writing, and subject to such terms and conditions as the Plan Administrator may prescribe, that (a) any Employee not otherwise described above shall be considered an Eligible Employee hereunder, or (b) that a former officer shall remain an Eligible Employee hereunder.

Section 2.14 “Employee” shall mean an individual employed by an Employer as a common law employee of the Employer, and shall not include any person working for the Company through a temporary service or on a leased basis or who is hired by the Company as an independent contractor, consultant, or otherwise as a person who is not an employee for purposes of withholding federal employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental or judicial determination or holding relating to such status or tax withholding.

Section 2.15 “Employer” shall mean the Company or any Subsidiary with respect to which this Policy has been adopted.

Section 2.16 “Employment Period” shall mean, with respect to an Eligible Employee who is in employment with the Employer immediately prior to a Change in Control, the period beginning on the Change in Control and ending on the second anniversary thereof.

Section 2.17 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings promulgated thereunder.

Section 2.18 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations and rulings promulgated thereunder.

Section 2.19 “Good Reason Resignation” shall mean a Participant’s Separation from Service that is not initiated by the Employer and that is caused by any one or more of the following events which occurs during the period beginning sixty (60) days prior to the date of a Change in Control and ending two (2) years after the date of such Change in Control:

(a) Without the Participant’s written consent, assignment to the Participant of any authority, duties or responsibilities inconsistent in any material respect with the Participant’s authority, duties or responsibilities as in effect immediately prior to the Change in Control which represent a diminution of such authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such authority, duties or responsibilities;

(b) Without the Participant’s written consent, a change in the geographic location at which the Participant must perform services to a location which is more than fifty (50) miles from the Participant’s principal place of business immediately preceding the Change in Control; provided, that such change in location extends the commute of such Participant;

(c) Without the Participant’s written consent, a material reduction to the Participant’s base compensation or a material reduction to the sum of the Participant’s target cash and the value of the target equity incentive opportunities (determined on a grant date fair value basis), in each case as in effect immediately prior to the Change in Control; or

(d) The Company’s failure to obtain a satisfactory agreement from any Successor to assume and agree to perform the Company’s obligations to the Participant under this Policy, as contemplated in Section 11.03 herein.

Notwithstanding the foregoing, the Participant shall be considered to have a Good Reason Resignation only if the Participant provides written notice to the Company specifying in reasonable detail the events or conditions upon which the Participant is basing such Good Reason Resignation and the Participant provides such notice within ninety (90) days after the event that gives rise to the Good Reason Resignation. Within thirty (30) days after notice has been received, the Company shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason Resignation. If the Company does not cure such events or conditions within the thirty (30)-day period, the Participant may terminate employment with the Company based on Good Reason Resignation within thirty (30) days after the expiration of the cure period.

Section 2.20 “Involuntary Termination” shall mean an Employer-initiated Separation from Service other than a Separation from Service for Cause, Permanent Disability or death, as provided under and subject to the conditions of Article IV.

Section 2.21 “Key Employee” shall mean an Employee who, at any time during the twelve (12)-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Committee or its delegate. The determination of Key Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee or its delegate in accordance with the provisions of Code Section 409A.

Section 2.22 “Participant” shall mean any Eligible Employee who has executed a participation agreement as provided under Section 4.01. Unless provided otherwise by the Plan Administrator, an individual shall cease to be a Participant eligible for benefits hereunder when he or she no longer qualifies as an Eligible Employee other than as a result of a Covered Termination or Change in Control Termination; provided, however, that such individual will remain a Participant solely for purposes of, and shall continue to be subject to, the provisions of Article VII.

Section 2.23 “Permanent Disability” shall mean an Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months, as determined by the Plan Administrator. The Plan Administrator shall make the determination of Permanent Disability and may request such evidence of disability as it reasonably determines.

Section 2.24 “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Policy as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Policy, the Plan Administrator shall be the Chief Human Resources Officer of the Company. In the event of the occurrence of a Potential Change in Control, the Chief Human Resources Officer of the Company shall appoint a person or entity independent of the Company and any person operating under the Company’s control or on its behalf to serve as Plan Administrator (and such person or entity shall be the Plan Administrator for all purposes after such appointment), and such appointment shall take effect and become irrevocable as of the date of said appointment (provided that such appointment shall be revocable if a Change in Control does not occur and the Potential Change in Control expires in accordance with Section 2.27 (y)). For periods prior to a Potential Change in Control, the Plan Administrator may delegate all or any portion of its authority under the Policy to any other person(s).

Section 2.25 “Policy” shall mean this Johnson Controls International plc Severance and Change in Control Policy for Officers, as set forth herein, and as the same may from time to time be amended.

Section 2.26 “Postponement Period” shall mean, for a Key Employee, the period of six (6) months after the Key Employee’s Separation from Service Date (or such other period as may be required by Code Section 409A) during which deferred compensation may not be paid to the Key Employee under Code Section 409A.

Section 2.27 “Potential Change in Control” shall mean the occurrence and continuation of any of the following:

(a) any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act), excluding for this purpose, (i) the Company or any subsidiary company (wherever incorporated) of the Company as defined by the law of the Company’s place of incorporation, or (ii) any employee benefit plan of the Company (or related trust) sponsored or maintained by the Company or any such subsidiary company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than five percent (5%) of the combined voting power of the Company’s then outstanding securities unless such Person has reported or is required to report such ownership on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report), which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the ordinary shares) so long as such Person neither reports nor is required to report such ownership other than as described in this paragraph; provided, however, that a Potential Change in Control will not be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company;

(b) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(c) any “person” (as defined in subsection (a)) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute or result in a Change in Control;

(d) any person (as defined in subsection (a)) commences a solicitation (as defined in Rule 14a-1 of the Exchange Act) of proxies or consents that has the purpose of effecting or would (if successful) result in a Change in Control;

(e) a tender or exchange offer for at least thirty percent (30%) of the outstanding voting securities of the Company, made by a “person” (as defined in subsection (a)), is first published or sent or given (within the meaning of Rule 14d-2(a) of the Exchange Act); or

(f) the Board adopts a resolution to the effect that, for purposes of the Policy, a Potential Change in Control has occurred.

The Potential Change in Control shall be deemed in effect until the earlier of (x) the occurrence of a Change in Control, or (y) the adoption by the Board of a resolution stating that, for purposes of the Policy, the Potential Change in Control has expired.

Section 2.28 “Release” shall mean the Separation of Employment Agreement and General Release, in the form as provided by the Company.

Section 2.29 “Separation from Service” shall mean “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i).

Section 2.30 “Separation from Service Date” shall mean, with respect to a Participant, the date on which such Participant experiences a Separation from Service.

Section 2.31 “Severance Benefits” shall mean the cash amounts and other benefits that a Participant is eligible to receive pursuant to Article V of the Policy.

Section 2.32 “Subsidiary” shall mean (a) a subsidiary company (wherever incorporated) as defined by the law of the Company’s place of incorporation, (b) any separately organized business unit, whether or not incorporated, of the Company, (c) any employer that is required to be aggregated with the Company pursuant to Code Section 414, and (d) any service recipient or employer that is (i) within a controlled group of corporations with the Company as defined in Code Sections 1563(a)(1), (2) and (3) where the phrase “at least 50%” is substituted in each place “at least 80%” appears or (ii) with the Company as part of a group of trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. Section 1.414(c)-2 where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. Section 1.409A-1(b)(5)(iii)(E) and Section 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control. Notwithstanding the foregoing, for purposes of Article VII, “Subsidiary shall mean any corporation or other entity a majority of whose outstanding voting shares or voting power is beneficially owned directly or indirectly by the Company.

Section 2.33 “Successor” shall mean any corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of the Company.

Section 2.34 “Voluntary Resignation” shall mean any Separation from Service that is not initiated by the Employer, other than a Good Reason Resignation.

ARTICLE III

TERMS AND CONDITIONS OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL

Section 3.01 Participation. Each Eligible Employee who is in the employment of the Employer immediately prior to a Change in Control shall be subject to the provisions of this Article III. Nothing herein shall be deemed to guarantee employment to a Participant during the Employment Period. Rather, if a Participant is terminated or terminates from employment during the Employment Period, then all of the amounts due and benefits provided under this Article III shall cease as of the date of such termination of employment, and the sole amounts due or benefits to be provided to the Participant shall be those set forth in Article V if such individual is eligible therefor.

Section 3.02 Position and Duties. During the Employment Period, the Participant’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the ninety (90)-day period immediately preceding the Change in Control.

Section 3.03 Compensation.

(a) Base Salary. During the Employment Period, the Participant shall receive an annual base salary at least equal to the Participant’s highest annual base salary as in effect with the Employer during the twelve (12)-month period immediately preceding the month in which the Change in Control occurs.

(b) Annual Bonus. During the Employment Period, the Participant shall be eligible to participate in any annual bonus program available to other officers of the Company, provided that the amount of annual bonus paid to the Participant for any fiscal year ending during the Employment Period may not be less than the Average Bonus Amount and each such annual bonus shall be paid no later than the fifteenth (15th) day of the third month of the fiscal year next following the fiscal year for which the annual bonus is awarded, unless the Participant shall elect to defer the receipt of such annual bonus in accordance with the terms of any deferred compensation plan then in effect.

(c) Incentive, Savings and Retirement Plans. During the Employment Period, the Participant shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company, but in no event shall such plans, practices, policies and programs provide the Participant with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Employer for the Participant under such plans, practices, policies and programs as in effect at any time during the ninety (90)-day period immediately preceding the Change in Control. The amount payable to the Participant under any such incentive program(s) that provide for an annual bonus will be reduced (but not below zero (0)) by the amount of the annual bonus paid or payable to the Participant for the same performance period in accordance with Section

3.03(b) above. Any amounts payable to the Participant under the incentive program(s) for any performance period shall be paid no later than the fifteenth (15th) day of the third month of the fiscal year next following the fiscal year that includes the performance period for which such payments are awarded.

(d) Welfare Benefit Plans. During the Employment Period, the Participant and the Participant’s spouse, dependents and beneficiaries, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel, accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company, but in no event shall such plans, practices, policies and programs provide the Participant with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Participant at any time during the ninety (90)day period immediately preceding the Change in Control.

(e) Office and Support Staff. During the Employment Period, the Participant shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Participant by the Employer at any time during the ninety (90)-day period immediately preceding the Change in Control or, if more favorable to the Participant, as provided generally at any time thereafter with respect to other peer executives of the Company.

ARTICLE IV

PARTICIPATION AND ELIGIBILITY FOR SEVERANCE BENEFITS

Section 4.01 Participation. The Company may require an Eligible Employee to execute a participation agreement, which agreement shall include a requirement that the Eligible Employee agrees to be bound by the provisions of Article VII. An Eligible Employee who executes such a participation agreement shall become a Participant hereunder. Each Participant who incurs a Covered Termination or a Change in Control Termination and who satisfies the conditions of Section 4.02 shall be eligible to receive the Severance Benefits described in this Policy, subject however, to the application of the non-duplication provisions of Section 5.06.

Section 4.02 Conditions.

(a) Eligibility for any Severance Benefits is expressly conditioned on the occurrence of the following:

(i) execution by the Participant of a Release by the deadline established by the Company and, if applicable, non-revocation of the Release during the period specified therein;

(ii) compliance by the Participant with all the terms and conditions of such Release;

(iii) the Participant having complied with any confidentiality, non-solicitation, non-competition, and non-disparagement covenants in effect with the Company or any Affiliates, as well as the provisions in Article VII (collectively, the “Restrictive Covenants”), at all times before the Separation from Service Date and the Participant’s execution of a written agreement within sixty (60) days after the Participant’s Separation from Service Date to re-affirm that the Participant will be bound by such Restrictive Covenants after the Participant’s Separation from Service Date; and

(iv) to the extent permitted in Section 5.05 of the Policy, execution of a written agreement within sixty (60) days after the Participant’s Separation from Service Date that authorizes the deduction of amounts owed to the Company prior to the payment of any Severance Benefits (or in accordance with any other schedule as is agreed between the Participant and the Company).

If the Plan Administrator determines, in its sole discretion, that the Participant has not fully complied with any of the terms of Article VII, the Release, and/or any of the agreements described hereinabove, then the Plan Administrator may withhold Severance Benefits not yet in pay status or discontinue the payment of the Participant’s Severance Benefits and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion of the Severance Benefits already received under the Policy. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Policy is required, such amounts shall be repaid within thirty (30) calendar days of the date the written notice is sent, provided, however, that if the Participant files an appeal of such determination under the claims procedures described in Article X, then such repayment obligation shall be suspended pending the outcome of the appeals procedure; if the Severance Benefits are later continued or paid, they will be resumed without any interest or other adjustment for the delayed payment(s). Any remedy under this subsection (a) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have for a breach of Article VII and/or the Release.

(b) Notwithstanding compliance with Section 4.02(a), an Eligible Employee will not be eligible to receive Severance Benefits under any of the following circumstances:

(i) The Eligible Employee’s Voluntary Resignation;

(ii) The Eligible Employee resigns employment (other than a Good Reason Resignation) before the job-end date mutually agreed to in writing between the Participant and the Employer, including any extension thereto as is mutually agreed to in writing between the parties;

(iii) The Eligible Employee’s employment is terminated for Cause;

(iv) The Eligible Employee’s employment is terminated due to the Eligible Employee’s death or Permanent Disability;

(v) The Eligible Employee does not return to work within the period prescribed by law (or if there is no such period prescribed by law, then within a reasonable period as is determined by the Plan Administrator) following an approved leave of absence, unless such period is extended by mutual written agreement of the parties; or

(vi) The Eligible Employee’s employment with the Employer terminates as a result of a Change in Control and the Eligible Employee accepts employment, or has the opportunity to continue employment, with a Successor (other than under terms and conditions which would permit a Good Reason Resignation).

(c) The Plan Administrator has the sole discretion to make determinations regarding an Eligible Employee’s eligibility to receive Severance Benefits hereunder.

(d) An Eligible Employee returning from approved military leave will be eligible for Severance Benefits if: (i) he or she is eligible for reemployment under the provisions of the Uniformed Services Employment and Reemployment Rights Act (USERRA); (ii) his or her pre-military leave job is eliminated; and (iii) the Employer’s circumstances are changed so as to make reemployment in another position impossible or unreasonable, or re-employment would create an undue hardship for the Employer. If the Eligible Employee returning from military leave qualifies for Severance Benefits, his/her severance benefits will be calculated as if he or she had remained continuously employed from the date he or she began his or her military leave. The Eligible Employee must also satisfy any other relevant conditions for payment, including execution of a Release.

ARTICLE V

DETERMINATION OF SEVERANCE BENEFITS

Section 5.01 Amount of Severance Benefits Upon a Covered Termination. If a Participant experiences a Covered Termination and is determined to be eligible for Severance Benefits, then the following Severance Benefits will be paid or provided:

(a) Salary and Bonus Replacement Benefits. The Participant shall receive a cash payment equal to one and one- half (1.5) (or two (2.0), if the Participant is the Chief Executive Officer of the Company) times the sum of (i) the Participant’s annual Base Salary and (ii) the Participant’s Annual Bonus Target Amount. Payment will be made in accordance with Article VI. Payment under this Section 5.01(a) shall be in lieu of, and not in addition to, payment under the terms of the annual bonus plan with respect to any bonus for which the performance period had not expired at the time of the Covered Termination.

(b) Welfare Benefits. Provided that the Participant is eligible for and timely elects COBRA continuation following the Participant’s Separation from Service Date, the Participant shall continue to be eligible to participate in the health benefits plan coverage in effect at the Separation from Service Date (or generally comparable coverage) for himself or herself and, where applicable, his or her eligible dependents, as the same may be changed from time to time for employees of the Employer generally, as if Participant had continued in employment for eighteen (18) months (or twenty-four (24) months, if the Participant is the Chief Executive Officer of the Company) following the Separation from Service Date (such period is referred to herein as the “Benefits Continuation Period”). The Participant shall be responsible for the payment of the employee portion of any premiums or contributions that are required during the Benefits Continuation Period and such premiums and contributions shall be made within the time period and in the amounts that other employees are required to pay to the Company for similar coverage. The Participant’s failure to pay the applicable premiums or contributions shall result in the cessation of the applicable coverage for the Participant and his or her eligible dependents. Notwithstanding any other provision of this Policy to the contrary, in the event that a Participant commences employment with another company at any time during the Benefits Continuation Period and becomes eligible for coverage under the plan(s) of such other company, the benefits provided under the Company’s plans will become secondary to those provided under the other employer’s plans through the end of the Benefits Continuation Period. Within thirty (30) days following the Participant’s commencement of employment with another company, the Participant shall provide the Company written notice of such employment and provide information to the Company regarding the welfare benefits provided to the Participant by his or her new employer. The COBRA continuation coverage period under Code Section 4980B shall run concurrently with the continuation period described herein.

(c) Treatment of Equity Awards. Notwithstanding any equity plan or agreement under which an award of stock options, restricted stock, restricted stock units, performance share units or similar types of awards are granted (collectively, the “Equity Awards”), a pro rata portion of the total number of options, shares or units subject to the Equity Awards shall vest based on the number of full months of the Participant’s employment during the vesting, restriction or performance period with respect to such Equity Award prior to such termination compared to the total number of full months in the original vesting, restriction or performance period with respect to such Equity Award (with an offset for any portion of the Equity Award that had previously vested), and assuming, with respect to any Equity Awards that are subject to performance goals for which the performance period has not been completed, that target performance had been met. If the terms of any Equity Award, or the plan under which such award was granted, provide a more favorable result than that described above, the terms of such Equity Award or plan, as the case may be, shall control over this Section 5.01(c).

Section 5.02 Amount of Severance Benefits Upon a Change in Control Termination. If a Participant experiences a Change in Control Termination and is determined to be eligible for Severance Benefits, then the following Severance Benefits will be paid or provided:

(a) Salary and Bonus Replacement Benefits. The Participant shall receive a cash payment equal to two (2.0) (or three (3.0), if the Participant is the Chief Executive Officer of the Company) times the sum of (i) the Participant’s annual Base Salary and (ii) the Participant’s Annual Bonus Target Amount. Payment will be made in accordance with Article VI.

(b) Bonus. The Participant shall receive a cash payment equal to his or her pro-rated annual target bonus (based on the number of full months completed from the beginning of the fiscal year through the Separation from Service), determined as if the target performance goals had been achieved, for the year in which the Participant’s Separation from Service occurs; provided, however, that to the extent that a bonus payment for such period is paid as a result of a Change in Control under the terms of the incentive plan governing annual bonuses, then the amount otherwise payable under this Section 5.02(b) will be offset by the payment made under such other incentive plan. Payment will be made in accordance with Article VI.

(c) Welfare Benefits. The Participant shall be eligible for the continued health benefits plan coverage as described in Section 5.01(b) above, except that the Benefits Continuation Period shall be twenty-four (24) months (or thirty-six (36) months, if the Participant is the Chief Executive Officer).

(d) Retirement Make-Up Payment. If the Participant is participating in any qualified or nonqualified defined contribution retirement plan immediately prior to the Change in Control, then the Participant shall receive a cash payment equal to the amount of employer contributions that would have been allocated for such Participant under such plans through the end of the Benefits Continuation Period, if the Participant’s compensation had continued until the end of the Benefits Continuation Period at the same level as was in effect immediately prior to his or her Change in Control Termination, but determined without regard to any interest such amounts would have earned until the end of the Benefits Continuation Period. Payment will be made in accordance with Article VI.

(e) Treatment of Equity Awards. Notwithstanding any equity plan or agreement under which an award of stock options, restricted stock, restricted stock units, performance share units or similar types of awards are granted (collectively, the “Equity Awards”), a pro rata portion of the total number of options, shares or units subject to the Equity Awards shall vest based on the number of full months of the Participant’s employment during the vesting, restriction or performance period with respect to such

Equity Award prior to such termination compared to the total number of full months in the original vesting, restriction or performance period with respect to such Equity Award (with an offset for any portion of the Equity Award that had previously vested), and assuming, with respect to any Equity Awards that are subject to performance goals for which the performance period has not been completed, that target performance had been met. If the terms of any Equity Award, or the plan under which such award was granted, provide a more favorable result than that described above, the terms of such Equity Award or plan, as the case may be, shall control over this Section 5.02(e).

Section 5.03 Termination for Cause.

(a) Notwithstanding any other provision of this Policy to the contrary, if the Committee or the Plan Administrator determines that a Participant (a) has engaged in conduct that constitutes Cause at any time prior to the Participant’s Separation from Service Date, or (b) after the Employee’s Separation from Service Date, has been convicted of or entered a plea of nolo contendere with respect to either a felony, or a misdemeanor which involves dishonesty, fraud or morally repugnant behavior, based on conduct which occurred prior to the Participant’s Separation from Service Date, then any Severance Benefits payable to the Participant under this Policy shall immediately cease, and the Participant shall be required to return any Severance Benefits paid to the Participant prior to such determination, and the Employer may take any other legal action allowable under law.

(b) The Employer may withhold paying Severance Benefits under the Policy pending resolution of any good faith inquiry that is likely to lead to a finding resulting in Cause or that may result in the termination of benefits hereunder. If the Employer has offset other payments owed to the Participant under any other plan or program, it may, in its sole discretion, waive its repayment right solely with respect to the amount of the offset so credited. If the Severance Benefits are later continued or paid, they will be resumed without any interest or other adjustment for the delayed payment(s).

(c) Any dispute regarding a termination for Cause or the termination of benefits hereunder will be resolved by the Plan Administrator. Such determination will be based on all of the facts and circumstances presented to the Plan Administrator by the Employer. If the Plan Administrator determines that the Participant’s termination of employment is for Cause, or determinates that the Participant has engaged in conduct after his or her Separation from Service date that will result in the cessation of benefits hereunder, then the Plan Administrator will notify the Participant in writing of such determination, describing in detail the reason for such determination, including without limitation the specific conduct that constituted the basis for the determination. The Participant shall have the right to contest the determination of the Plan Administrator in accordance with the claims procedures described in Article IV.

Section 5.04 Reduction of Severance Benefits. With respect to amounts paid under the Policy that are not subject to Code Section 409A, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Participant or the value of Company property that the Participant has retained in his or her possession; provided, however, that such deductions cannot exceed $5,000 in the aggregate to the extent needed to comply with Code Section 409A.

Section 5.05 Non-Duplication of Benefits. The Policy is intended to supersede, and not to duplicate, the provisions of any severance or other plan that specifically provide the same type or types of benefits as are described herein. In addition, and for the sake of clarity, a Participant shall not be entitled to benefits under both Section 5.01 and Section 5.02. However, the Policy is not intended to supersede any other plan, program, arrangement or agreement providing a Participant with benefits upon a termination of employment that are not described herein, including but not limited to, payment of accrued vacation pay, the vesting or exercise rights of any equity award, or the payment of any long-term cash bonus. In such case, the Participant shall be entitled to receive the payments or benefits so provided by any such other plan, program, arrangement or agreement in accordance with its terms.

Section 5.06 Outplacement Services. The Company may, in its sole absolute discretion, pay the cost of outplacement services for the Participant at the outplacement agency that the Company regularly uses for such purpose or, provided the Chief Human Resources Officer of the Company provides prior approval, at an outpatient agency selected by the Participant; provided, however, that the period of outplacement services shall not exceed twelve (12) months from the Participant’s Separation from Service.

Section 5.07 Other Arrangements. The Board, the Committee or the Plan Administrator may provide to a Participant additional severance pay or benefits not otherwise described herein in its sole and absolute discretion, including providing for payments to the Participant under certain compensation or bonus plans under circumstances where such plans would not otherwise provide for payment thereof. It is the specific intention of the Company that if such discretion is exercised, then any such additional pay or benefits provided shall be subject to this Policy as if fully set forth herein.

ARTICLE VI

METHOD, DURATION AND LIMITATION OF SEVERANCE BENEFIT PAYMENTS

Section 6.01 Method of Payment. The cash Severance Benefits to which a Participant is entitled pursuant to Section 5.01 shall be paid in a single lump sum payment within ninety (90) days following the Participant’s Separation from Service Date, or shall be paid in such amounts during such period (not to exceed the period ending two (2) calendar years after the year in which the Separation from Service Date occurs), as is determined in the sole discretion of the Plan Administrator (or the Committee, if the Plan Administrator is the Participant). Notwithstanding the foregoing, no discretion as to the timing and form of payment is allowed for the amount of the cash Severance Benefits that exceed the lesser of (a) two (2) times the Participant’s annualized compensation (as determined pursuant to Code Section 409A) for the calendar year preceding the year of Separation from Service, or (b) two (2) times the compensation limit in effect under Code Section 401(a)(17) for the year in which the Separation from Service occurs; such amount shall be required to be paid in a lump sum within ninety (90) days following the Participant’s Separation from Service Date.

The cash Severance Benefits to which a Participant is entitled pursuant to Sections 5.02(a) and (b) shall be paid in a single lump sum payment within sixty (60) days following the Participant’s Separation from Service Date and the health continuation Severance Benefits to which a Participant is entitled pursuant to Section 5.02(c) shall be provided in accordance with the terms thereof.

In no event will interest be credited on the unpaid balance for which a Participant may become eligible. Payment shall be made by a check mailed to the last address provided by the Participant to the Company or such other reasonable method as determined by the Plan Administrator. All payments of Severance Benefits are subject to applicable federal, state and local taxes and other withholdings. In the event of the Participant’s death prior to receiving the full cash payment due to him or her, the remaining amount of such payment shall be paid to the Participant’s estate in a single lump-sum payment within sixty (60) days following the Plan Administrator’s receipt of notice of the Participant’s death.

Section 6.02 Code Section 409A.

(a) Notwithstanding any provision of the Policy to the contrary, to the extent required by Code Section 409A and if a Participant is a Key Employee, then no Severance Benefits shall be paid to the Participant during the Postponement Period. If a Participant is a Key Employee and payment of Severance Benefits is required to be delayed for the Postponement Period under Code Section 409A, the accumulated amounts withheld on account of Code Section 409A shall be paid in a lump sum payment within thirty (30) days after the end of the Postponement Period and no interest or other adjustment shall be made for the delayed payment. If the Participant dies during the Postponement Period prior to the payment of Severance Benefits, then the amounts withheld on account of Code Section 409A shall be paid to the Participant’s estate within sixty (60) days after the Plan Administrator’s receipt of notice of the Participant’s death.

(b) The Severance Benefits payable under this Policy are intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A. Notwithstanding anything in this Policy to the contrary, if required by Code Section 409A, payments may only be made under this Policy upon an event and in a manner permitted by Code Section 409A, to the extent applicable. For purposes of Code Section 409A, the right to a series of payments under the Policy shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under the Policy shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Policy, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. In no event may a Participant designate the year of payment for any amounts payable under this Policy.

Section 6.03 Termination of Eligibility for Benefits.

(a) In addition to the conditions set forth in Section 4.02, all Eligible Employees and Participants shall cease to be eligible to participate in this Policy, and all Severance Benefits payments shall cease upon the occurrence of the earlier of:

(i) Subject to Article IX, termination or modification of the Policy; or

(ii) Completion of any obligation of the Employer to make any payment or distribution under Articles III and V for the benefit of the Participant.

(b) Notwithstanding anything herein to the contrary, the Employer shall have the right to cease all Severance Benefits payments and to recover payments previously made to the Participant should the Participant at any time breach the Participant’s undertakings under the terms of the Policy, including, but not limited to, the provisions of Article VII or the Release.

Section 6.04 Limitation on Benefits. Except to the extent the Participant has in effect an employment or similar agreement with the Employer or is subject to a policy that provides for a more favorable result to the Participant upon a Change in Control, in the event that the Company’s legal counsel or accountants determine that any payment, benefit or transfer by the Company under this Policy or any other plan, agreement, or arrangement to or for the benefit of the Participant (in the aggregate, the “Total Payments”) may be subject to the tax (“Excise Tax”) imposed by Code Section 4999, or the payor of such payment(s) may lose a tax deduction therefor under Code Section 280G, in either case but for this Section 6.04, then, notwithstanding any other provision of this Policy to the contrary, the Total Payments shall be delivered either (i) in full or (ii) in an amount such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Participant may receive without being subject to the Excise Tax, whichever of (i) or (ii) results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax). In the event that (ii) results in a greater after-tax benefit to the Participant, payments or benefits included in the

Total Payments shall be reduced or eliminated by applying the following principles, in order: (A) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (B) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (C) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

Section 6.05 Source of Payment. Payments of Severance Benefits to Participants shall be made from the Employer’s general assets or from a supplemental unemployment benefits trust.

ARTICLE VII

RESTRICTIVE COVENANTS

Section 7.01 Confidential Information. In consideration for the Participant’s participation in this Policy and for the Company’s promise to provide Participant with confidential and competitively sensitive information from time to time concerning, among other things, the Company, its strategies, objectives, performance and business prospects, the Participant agrees that during his or her employment with the Company and its Subsidiaries, and until such time thereafter as the Confidential Information is no longer confidential through no fault of the Participant, the Participant shall not use or disclose any Confidential Information except for the benefit of the Company or its Subsidiaries in the course of the Participant’s employment, and shall not use or disclose any Confidential Information (as defined below) in competition with, to the detriment of the Company or any of its Subsidiaries, or for the benefit of the participant or anyone else other than the Company or its Subsidiaries.

Notwithstanding the foregoing, nothing herein shall prohibit the Participant from reporting or otherwise disclosing possible violations of state, local or federal law or regulation to any governmental agency or entity, or making other disclosures that, in each case, are protected under whistleblower provisions of local, state or federal law or regulation (provided that if the Participant is required to take such action, he or she provides the Company with prior notice of the contemplated action and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Nothing in this Policy is intended to discourage or restrict the Participant from reporting any theft of trade secrets pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. The DTSA provides: An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation or law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to an attorney for the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

“Confidential Information” means any information that is not generally known outside the Company or its Subsidiaries relating to any phase of business of the Company or its Subsidiaries, whether existing or foreseeable, including information conceived, discovered or developed by the Participant. Confidential Information includes, but is not limited to: project files, product designs, drawings, sketches and processes; production characteristics; testing procedures and results thereof; manufacturing methods, processes, techniques and test results; plant layouts, tooling, engineering evaluations and reports; business plans, financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans and proposals; customer lists and information, and target lists for new clients and information relating to potential clients; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and any information received by the Company or a Subsidiary under an obligation of confidentiality to a third party.

Section 7.02 Non-Competition. The Participant acknowledges that he or she performs services of a unique nature for the Company and the Employer that are irreplaceable, and that his or her performance of such services for a competing business will result in irreparable harm to the Company and the Employer. Accordingly, except as prohibited by law, during the Participant's employment with the Employer and for the eighteen (18) month period following termination of employment for any reason, the Participant agrees that the Participant will not, directly or indirectly, own, manage, operate, control (including indirectly through a debt or equity investment), provide services to, or be employed by any person or entity engaged in any business that is (a) located in or provides services or products to a region with respect to which the Participant had substantial responsibilities while employed by the Company or its Subsidiaries, and () either (i) is competitive with the business unit(s) of the Company or its Subsidiaries that the Participant was employed with (including any prospective business to be developed or acquired that was proposed at the date of termination of employment and of which the Participant was aware), or any other business of the Company or its Subsidiaries with respect to which the Participant had substantial exposure, or (ii) designs, develops, produces, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services designed, developed, manufactured, produced or offered for sale or sold by any of the Company’s businesses. This Section 7.02 shall not prevent the Participant from owning not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict the Participant from rendering services to charitable organizations, as such term is defined in Code Section 501(c).

Section 7.03 Non-Solicitation

(a) Non-Solicitation of Customers. Except as prohibited by law, Participant agrees that during Employee’s employment with the Company, and for the twenty-four (24) month period following the Termination Date, Participant will not, directly or Indirectly, on Participant’s own behalf or on behalf of another (a) solicit, aid or induce any Restricted Customer of the Company to purchase goods or services then sold by the Company from another person or entity, or assist or aid any other person or entity in identifying or soliciting any such Restricted Customer, or (b) solicit, aid or induce any Restricted Customer that was pursued by the Company and with which Participant had contact, participated in the contact, or about which Participant had knowledge of Confidential Information by reason of Participant’s relationship with the Company within the twenty-four (24) month period preceding the Termination Date. For purposes of this Section, a Restricted Customer shall mean a customer of the Company with whom Participant directly or indirectly sold or provided products or services on behalf of the Company or with whom Participant had material business contact during the twenty-four (24) month period preceding the Termination Date.

(b) Non-Solicitation of Restricted Prospects. Except as prohibited by law, Participant agrees that during Participant’s employment with the Company, and for the twenty-four (24) month period following the Termination Date, Participant will not, directly or Indirectly, on Participant’s own behalf or on behalf of another (a) solicit, aid or induce any Restricted Prospects of the Company to purchase goods or services then sold by the Company from another person or entity, or assist or aid any other person or entity in identifying or soliciting any such Restricted Prospects, or (b) solicit, aid or induce any Restricted Prospects that were pursued by the Company and with which Participant had contact, participated in the contact or about which Participant had knowledge of Confidential Information by reason of Participant’s relationship with the Company within the twenty-four (24) month period preceding the Termination Date. For purposes of this Section, a Restricted Prospect shall mean a business and any of its subsidiaries or affiliates to whom Participant directly or indirectly made a proposal in the twenty-four (24) month period preceding the Termination Date.

(c) Non-Solicitation of Employees. Participant acknowledges and recognizes that the Company’s workforce is a valuable and essential asset of the Company’s business and that its employees were recruited and trained at considerable time, effort and expense to the Company. Participant therefore agrees that during Participant’s employment with the Company and then for a twenty-four (24) month period following the Termination Date, Participant shall not, on behalf of Participant or any company, firm or entity (a) solicit, recruit, aid, or induce any employee of the Company to leave their employment with the Company in order to accept employment with or render services to another person or entity unaffiliated with the Company, or (b) hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any employees.

Section 7.04 Non-Disparagement. Each of the Participant and the Company (for purposes hereof, the Company shall mean only the officers and directors thereof and not any other employees) agrees not to make any statements that disparage the other party, or in the case of the Company or its Subsidiaries, their respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 7.04.

Section 7.05 Reasonableness. Participant understands and agrees that the covenants in this section are necessary and essential to protect the Company’s proprietary and Confidential Information; that the area, duration and scope of the covenants in this section are reasonable and necessary to protect the Company’s legitimate protectable business interests; that they do not unduly oppress or restrict Participant’s ability to earn a livelihood in Participant’s chosen profession; that they are not an undue restraint on Participant’s trade or any of the public interests that may be involved; that good and valuable consideration exists for Participant’s agreement to be bound by such covenants; and that the Company has a legitimate business purpose in requiring Participant to abide by the covenants set forth in this section. In the event the provisions of this Article VII shall ever be deemed to exceed the time, service, scope, geographic or other limitations permitted by applicable laws in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, service, scope, geographic or other limitations, as the case may be, permitted by applicable laws. In addition, the Company shall have the right to include the provisions of this Article VII in the Release, but modified as the Company deems reasonably necessary to ensure compliance with the maximum time, service, scope, geographic or other limitations, as the case may be, permitted by applicable laws.

Section 7.06 Equitable Relief.

(a) By participating in the Policy, the Participant acknowledges that the restrictions contained in this Article VII are reasonable and necessary to protect the legitimate interests of the Company, its Subsidiaries and its affiliates, that the Company would not have established this Policy in the absence of such restrictions, and that any violation of any provision of this Article VII will result in irreparable injury to the Company. By agreeing to participate in the Policy, the Participant represents that his or her experience and capabilities are such that the restrictions contained in this Article VII will not prevent the Participant from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. The Participant further represents and acknowledges that (i) he or she has been advised by the Company to consult his or her own legal counsel in respect of this Policy, and (ii) that he or she has had full opportunity, prior to agreeing to participate in this Policy, to review thoroughly this Policy with his or her counsel. The Company likewise acknowledges that the restrictions contained in Section 7.04 are necessary to protect the legitimate interests of the Participant, and that any violation of Section 7.04 by the Company will result in irreparable injury to the Participant.

(b) The Participant agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article VII, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Further, in the event that a court determines that the Participant has breached or threatened to breach this Article VII, the Participant agrees to reimburse the Company for all attorneys’ fees and costs incurred in enforcing this Article VII.

(c) The Participant irrevocably and unconditionally (i) agrees that any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief under this Article VII may be brought in the United States District Court for the Eastern District of Wisconsin, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Wisconsin, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which the Participant may have to the laying of venue of any such suit, action or proceeding in any such court. The Participant also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 12.02.

Section 7.07 Survival of Provisions. The obligations contained in this Article VII shall survive the termination of Participant’s employment with the Company or a Subsidiary and shall be fully enforceable thereafter, without respect to whether the Participant receives benefits under this Policy.

ARTICLE VIII

POLICY ADMINISTRATION

Section 8.01 Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company, the Employer and the Committee, to properly administer the Policy. The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Policy, to make factual determinations, to correct deficiencies therein, and to supply omissions. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Policy.

Section 8.02 Compensation of the Plan Administrator. The Plan Administrator appointed for periods prior to a Potential Change in Control shall receive no compensation for services as such. The Plan Administrator appointed for periods on and after a Potential Change in Control will be entitled to receive reasonable compensation as is mutually agreed upon between the parties. All reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.

Section 8.03 Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Policy. All Policy records shall be made available to the Committee, the Company, the Employer and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Policy. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Employer, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly withheld or reportable).

Section 8.04 Discretion. Any decisions, actions or interpretations to be made under the Policy by the Committee or the Plan Administrator, or any other person acting on behalf of either, shall be made in each of their respective sole discretion, and need not be uniformly applied to similarly situated individuals except as required by ERISA, and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties. As a condition of participating in the Policy, each Participant acknowledges that all decisions and determinations of the Committee and the Plan Administrator and any of their delegates shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Policy on his or her behalf.

ARTICLE IX

AMENDMENT, TERMINATION AND DURATION

Section 9.01 Amendment, Suspension and Termination. Except as otherwise provided in this Section 9.01, the Committee or its delegate shall have the right, at any time and from time to time prior, to amend, suspend or terminate the Policy in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action. Notwithstanding the foregoing:

(a) After the occurrence of a Potential Change in Control (and prior to its expiration in accordance with Section 2.27(y)), (i) any termination or suspension of the Policy will not be applicable to Eligible Employees who are employed on the date of occurrence of the Potential Change in Control, and (ii) no amendment shall adversely affect any right of a Participant or Eligible Employee without the written consent of such Participant or Eligible Employee.

(b) After the occurrence of a Change in Control, (i) any termination or suspension of the Policy during the two (2) year period following the Change in Control will not be applicable to Eligible Employees who are employed on the date of occurrence of the Change in Control, (ii) no amendment during the two (2) year period following the Change in Control shall adversely affect any right of a Participant or Eligible Employee without the written consent of such Participant or Eligible Employee, and (iii) no amendment shall give the Company the right to recover any amount paid to any Participant prior to the date of such amendment or to cause the cessation of Severance Benefits already approved for a Participant who has executed a Release.

(c) Unless explicitly stated otherwise, no amendment, suspension or termination shall relieve a Participant of any ongoing obligations or responsibilities that he or she would otherwise be subject to, including but not limited to those confidentiality and other restrictive covenants under Article VII.

(d) Any amendment, suspension or termination of the Policy must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A, securities, tax, or other laws, rules, regulations or regulatory interpretations thereof, applicable to the Policy.

Section 9.02 Duration. The Policy shall continue in full force and effect until the earlier of (a) termination of the Policy pursuant to Section 9.01 or (b) the second anniversary of a Change in Control; provided, however, that after the termination of the Policy, if any Participant terminated employment due to a Covered Termination or Change in Control Termination prior to the termination of the Policy and is still entitled to receive payments or benefits hereunder, then the Policy shall remain in effect with respect to such Participant until all of the obligations of the Employer are satisfied with respect to such Participant.

ARTICLE X

CLAIMS PROCEDURES; ARBITRATION

Section 10.01 Initial Claim. An Eligible Employee or an Eligible Employee’s beneficiary (“claimant”) who believes that they have been wrongly denied Severance Benefits may file a written claim for benefits with the Plan Administrator no later than one hundred and eighty (180) days following the Eligible Employee’s Separation from Service Date. Although no particular form of written claim is required, no such claim shall be considered unless it provides a reasonably coherent explanation of the claimant’s position. The Plan Administrator may request that the claimant supplement the claim with any information that the Plan Administrator deems relevant and appropriate.

Section 10.02 Decision on Initial Claim. The Plan Administrator shall approve or deny the claim in writing within ninety (90) days after the receipt of the claim for benefits. This period may be extended an additional ninety (90) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the claimant prior to the end of the initial ninety (90) day period. If the claim is denied, then the notice advising of the denial shall specify the following: (a) the reason or reasons for denial, (b) the specific Policy provisions on which the determination was based, (c) any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and (d) the Policy’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to initiate an arbitration proceeding following an adverse benefit determination on review.

Section 10.03 Appeals of Denied Administrative Claims. If a claimant wishes to submit an appeal of the denied claim, then the claimant shall make such appeal by filing with the Plan Administrator a notice of appeal of the denial within sixty (60) calendar days of the receipt of the Plan Administrator’s written notice of the denial of a claim. The appeal shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

Section 10.4 Decision on Appeal. The Plan Administrator shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Plan Administrator shall deem relevant.

(a) The Plan Administrator shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor. The determination shall be made to the claimant within sixty (60) days of the claimant’s request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. In such case, the Plan Administrator shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Plan Administrator shall have an additional sixty (60) day period to make its determination. The determination so rendered shall be binding upon all parties. If the determination is adverse to the claimant, the notice shall provide (i) the reason or reasons for denial, (ii) the specific Policy provisions on which the determination was based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and (iv) a statement that the claimant has the right to initiate an arbitration proceeding.

Section 10.05 Arbitration Policy. Except as provided in Section 7.06(c), any disputes related to this Policy shall be subject to the Company’s arbitration policy, as in effect from time to time. By executing a participation agreement or otherwise becoming eligible for benefits hereunder, and as consideration for the opportunity to receive such benefits, each Participant agrees to be bound by the Company’s arbitration policy, as it may be in effect from time to time. No claimant may initiate arbitration until the claims and appeals procedures described in this Article X are exhausted and a final determination is made by the Plan Administrator and in no event after one-hundred and eighty (180) days following the decision on appeal (or one-hundred and eighty (180) days following the expiration of the time for the Plan Administrator to issue an appeal decision if no appeal decision is made).

ARTICLE XI

MISCELLANEOUS

Section 11.01 Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments that he or she may expect to receive, contingently or otherwise, under this Policy.

Section 11.02 Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator.

Section 11.03 Successors. Any Successor shall assume the obligations under this Policy and expressly agree to perform the obligations under this Policy.

Section 11.04 Other Payments. Except as otherwise provided in this Policy, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s or affiliate’s then current severance pay policies for a termination that is covered by this Policy for the Participant.

Section 11.05 No Mitigation. Participants shall not be required to mitigate the amount of any Severance Benefits provided for in this Policy by seeking other employment or otherwise, nor shall the amount of any Severance Benefits provided for herein be reduced by any compensation earned by other employment or otherwise, except as otherwise expressly provided herein (including but not limited to the adjustment of the COBRA benefit under Section 5.01(b)) or if the Participant is re-employed by the Company, its Subsidiaries or any affiliates, in which case Severance Benefits shall be adjusted or cease as the case may be.

Section 11.06 No Contract of Employment. Neither the establishment of the Policy, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Company or the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Policy had never been adopted.

Section 11.07 Severability of Provisions. Except as set forth in Section 7.05, if any provision of this Policy shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Policy shall be construed and enforced as if such provisions had not been included.

Section 11.08 Heirs, Assigns, and Personal Representatives. This Policy shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.

Section 11.09 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Policy, and shall not be employed in the construction of the Policy.

Section 11.10 Gender and Number. Where the context admits, words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

Section 11.11 Unfunded Policy. Except as otherwise expressly provided herein (including but not limited to Section 6.05), the Policy shall not be funded. No Participant shall have any right to, or interest in, any assets of the Employer that may be applied by the Employer to the payment of Severance Benefits.

Section 11.12 Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.

Section 11.13 Lost Payees. A benefit shall be deemed forfeited if the Plan Administrator is unable to locate a Participant to whom Severance Benefits are due. Such Severance Benefits shall be reinstated if application is made by the Participant for the forfeited Severance Benefits while this Policy is in operation.

Section 11.14 Controlling Law. This Policy shall be construed and enforced according to the laws of the State of Wisconsin to the extent not superseded by Federal law.